Exhibit 5.1

53rd at Third 885 Third Avenue New York, New York 10022-4834 Tel: (212) 906-1200 Fax: (212) 751-4864 www.lw.com

FIRM / AFFILIATE OFFICES
Boston Brussels Chicago Frankfurt Hamburg Hong Kong London Los Angeles Milan Moscow New Jersey	New York Northern Virginia Orange County Paris San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

December 9, 2005

Rudolph Technologies, Inc.

One Rudolph Road

Flanders, New Jersey 07836

Re:	Rudolph Technologies, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Rudolph Technologies, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 9, 2005 (File No. 333-127371), as amended by Amendment No. 1 filed on December 9, 2005 (collectively, the “Registration Statement”), and that certain Agreement and Plan of Merger dated as of June 27, 2005 and as amended on December 8, 2005 (the “Merger Agreement”) by and among the Company, NS Merger Sub, Inc., a Minnesota corporation and wholly owned subsidiary of the Company (“Merger Sub”), and August Technology Corporation, a Minnesota corporation (“August Technology”). The Merger Agreement provides that, upon completion of the merger of August Technology with and into Merger Sub (the “Merger”), each shareholder of August Technology will receive either 0.7625 of a share of Common Stock, $10.50 in cash or a combination of Common Stock and cash. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have (i) assumed that prior to the issuance of any of the Shares (a) the Registration Statement will have become effective under the Act, (b) the shareholders of August Technology will have approved the Merger Agreement and the Merger, (c) the stockholders of the Company will have approved the issuance of the Shares and (d) the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement, (ii) assumed that the proceedings proposed to be taken by the Company in connection with the issuance and delivery of the Shares will be taken in a timely manner and (iii) relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters; we have not independently verified such factual matters.

December 9, 2005

We are opining herein only as to the validity of the Shares under the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and, upon issuance, delivery and payment therefor in the manner contemplated by the Merger Agreement and the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/S/ LATHAM & WATKINS LLP

2